Supplement To Prospectus Supplement Dated June 27, 2005,
(To Prospectus Dated June 27, 2005)

                                 $984,758,100

                               IndyMac MBS, Inc.
                                   Depositor

                             [LOGO] IndyMac BankR
                          Seller and Master Servicer

                  IndyMac INDX Mortgage Loan Trust 2005-AR14
                                    Issuer

       This Supplement amends the prospectus supplement dated June 27, 2005 that has been issued with respect to the IndyMac INDX Mortgage Loan Trust 2005-AR14, Mortgage Pass-Through Certificates, Series 2005-AR14 (the "Certificates"), as described below.

o The second sentence of the last paragraph on page S-12 of the prospectus supplement is amended and restated as follows:

       "The notional amount of each interest-only component is equal to the aggregate class certificate balance of the related classes of senior certificates, in the case of the Class 1-X and Class 2-X IO Components, and is equal to the aggregate class certificate balance of the subordinated certificates, in the case of the Class B-X IO Component.

o The last three paragraphs on page S-37 of the prospectus supplement are amended and restated in their entirety as follows:

       "The notional amount of the Class 1-X Certificates immediately prior to any Distribution Date will be equal to the aggregate Class Certificate Balance of the group 1 senior certificates immediately prior to that Distribution Date. The initial notional amount of the Class 1-X Certificates is expected to be approximately $534,411,000 (subject to the permitted variance described in this prospectus supplement).

       The notional amount of the Class 2-X Certificates immediately prior to any Distribution Date will be equal to the aggregate Class Certificate Balance of the group 2 senior certificates immediately prior to that Distribution Date. The initial notional amount of the Class 2-X Certificates is expected to be approximately $395,221,000 (subject to the permitted variance described in this prospectus supplement).

       The notional amount of the Class B-X Certificates immediately prior to any Distribution Date will be equal to the aggregate Class Certificate Balance of the subordinated certificates immediately prior to that Distribution Date. The initial notional amount of the Class B-X Certificates is expected to be approximately $72,666,738 (subject to the permitted variance described in this prospectus supplement)."



                             Goldman, Sachs & Co.

               The date of this Supplement is September 17, 2005